Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-172122 on Form F-3 and on Registration Statements No. 333-117509, No. 333-130852, No. 333-136684 and No. 333-152820 on Form S-8 filed by Elbit Imaging Ltd. of our report dated November 27, 2013 relating to the consolidated financial statements of Elbit Imaging Ltd. as of December 31, 2012, which report expresses an unqualified opinion and includes explanatory paragraphs relating to: (i) substantial doubt about Elbit Imaging Ltd.'s ability to continue as a going concern; (ii) substantial doubt about Plaza Centers' (a substantial subsidiary, in which Elbit Imaging Ltd. is the holder of 62.5% of its outstanding share capital ) ability to continue as a going concern; (iii) claims that have been filed against Group companies for some of which petitions have been applied to certify as class actions suits, and one of which was certified as a class action; and (iv) a restatement to correct the classification of Elbit Imaging Ltd.'s trading property and associated borrowings as non-current assets and non-current liabilities, respectively, appearing in this Annual Report on Form 20-F/A of Elbit Imaging Ltd., as filed with the Securities and Exchange Commission.

/s/ Brightman Almagor Zohar & Co.

Brightman Almagor Zohar & Co.
Certified Public Accountants
A member firm of Deloitte Touche Tohmatsu

Tel-Aviv, Israel
November 27, 2013